Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-269193 on Form S-3 and Registration Statement Nos. 333-190607, 333-260033 and 333-266018 on Form S-8 of our reports dated February 23, 2023, relating to the financial statements of Expro Group Holdings N.V. and the effectiveness of Expro Group Holdings N.V.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 23, 2023